CONSULTING AGREEMENT

THIS AGREEMENT is made effective the 1st day of September, 2005

A M O N G:

OCCULOGIX, INC., a corporation incorporated under the laws of the State of Delaware

(hereinafter referred to as “OccuLogix”)

- and -

AMD MEDICAL SERVICES INC., a corporation incorporated under the laws of the Province of Ontario

(hereinafter referred to as “AMD”)

- and -

DR. IRVING J. SIEGEL, M.D. of the Town of Richmond Hill in the Province of Ontario

(hereinafter referred to as “Siegel”)

WHEREAS Siegel is the Vice President, Clinical Affairs of OccuLogix and a beneficial owner, director and officer of AMD;

AND WHEREAS Quest Clinical Trials Inc. (now AMD), Rheo Clinic Inc. and OccuLogix, L.P., both of which are affiliates of OccuLogix, and Siegel entered into an amended and restated consulting agreement (the “Consulting Agreement”), dated as of August 1, 2003, pursuant to which, among other things, Quest Clinical Trials Inc. (now AMD) provided medical and other services to Rheo Clinic Inc. in connection with the operation of its Rheopheresis™ clinic located in the City of Mississauga (the “Rheo Clinic”);

AND WHEREAS now OccuLogix effectively operates the Rheo Clinic, and the nature of its practice has changed in such a manner so as to make it appropriate to adjust the scope and nature of the services that were being provided by AMD pursuant to the Consulting Agreement;

AND WHEREAS the main focus of the services provided by AMD under the Consulting Agreement was the operation of the Rheo Clinic, and the main focus of the Medical Services (defined below), to be provided by AMD hereunder, will be the general support and furtherance of the clinical trial activities of OccuLogix, some or all of which will or may take place at the Rheo Clinic;

AND WHEREAS it is the intention of the parties hereto that this Agreement replace the Consulting Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants set out in this Agreement (the receipt and sufficiency of which are hereby acknowledged by the parties), the parties hereto agree as follows:

1.    CONSULTING AGREEMENT

1.1    OccuLogix hereby retains AMD, and AMD hereby agrees to serve OccuLogix, as a consultant on the terms and conditions hereinafter set forth. The parties hereto hereby acknowledge and agree that AMD shall act hereunder as an independent contractor and that this Agreement is not intended to, and shall not operate to, create an employment, partnership, joint venture or agency relationship either (i) between OccuLogix and AMD or (ii) between OccuLogix and any of AMD’s employees, directors, officers or agents.

2.    PERFORMANCE OF DUTIES

2.1    AMD shall provide to OccuLogix the services of Siegel, in his capacity as a qualified and licensed medical practitioner, to support and advance the clinical trial activities of OccuLogix. Siegel shall devote one and a quarter days per week to providing such services and, from time to time, also shall make himself available to OccuLogix for additional consultation on a mutually agreed schedule.

2.2    AMD shall establish a roster of qualified and appropriately licensed physicians, acceptable to OccuLogix acting reasonably, who, upon the request of OccuLogix, shall provide medical supervisory and other medical services to OccuLogix for its clinical trial activities (together with the services to be provided by Siegel pursuant to Section 2.1, the “Medical Services”).

2.3    AMD and Siegel shall ensure that all of the physicians providing the Medical Services possess the skills and clinical judgment necessary to handle appropriately each situation in which the Medical Services are being provided, including, without limitation, the ability to administer basic CPR. AMD shall be solely responsible for supervising and evaluating and, if necessary, disciplining physicians providing the Medical Services. AMD also shall ensure that each such physician carries, at all times, adequate and up-to-date malpractice insurance and shall arrange for delivery of proof of same upon the request of OccuLogix.

2.4    AMD and Siegel shall cause all of the physicians providing the Medical Services (including, for greater certainty, Siegel) to abide by, and implement, the principles of Good Clinical Practice, as established from time to time, at all times in connection with the provision of the Medical Services hereunder.

2.5    AMD, on a timely basis, shall prepare and submit to OccuLogix such written reports, relating to the provision of the Medical Services hereunder, as OccuLogix may request from time to time.

3.    APPLICABLE CHARGES

3.1    In consideration of the Medical Services provided hereunder, OccuLogix shall pay to AMD (i) a monthly fee of Cdn$6,250 and (ii) an additional daily fee of Cdn$1,000 for each physician who provides the Medical Services, except Siegel, for each day on which such physician provides the Medical Services.

3.2    AMD will submit a written invoice to OccuLogix on a monthly basis. All invoices shall be due and payable upon receipt, subject only to verification by OccuLogix of the validity of the amounts invoiced.

3.3    OccuLogix shall reimburse AMD for all reasonable incidental expenses incurred by AMD, or the physicians providing the Medical Services, in connection with the provision of the Medical Services.

3.4    OccuLogix shall have no liability or responsibility whatsoever for, or in respect of, the withholding, collection or payment of income taxes, employment insurance, statutory pension plan remittances, vacation pay, statutory holiday pay, workers’ compensation premiums or other taxes, levies or statutory charges or surcharges of any nature whatsoever relating to, or for the benefit of, any person employed by AMD. AMD hereby agrees to indemnify OccuLogix for, and to hold it harmless from, any order, penalty, interest, tax or other liability of any kind that may be assessed or levied against, or incurred by, OccuLogix in connection with any of the foregoing matters.

4.    TERMINATION

4.1    This Agreement may be terminated by any party hereto upon 30 days’ written notice to the other parties hereto.

5.    CONFIDENTIAL INFORMATION

5.1    AMD and Siegel hereby agree to keep in strictest confidence all information relating to the business and activities of OccuLogix (the “Confidential Information”) which they have acquired in connection with the performance of their obligations under the Consulting Agreement or will acquire in connection with the performance of their obligations hereunder. Without limiting the generality of the foregoing, each of AMD and Siegel further agrees that neither it nor he will publish or communicate, or otherwise disclose to any unauthorized third party, any Confidential Information without the prior written consent of OccuLogix, which consent may be withheld unreasonably. This confidentiality obligation shall survive the termination of this Agreement.

5.2    Confidential Information includes, but is not limited to, the following:

(a)	such information as any director, officer or senior employee of OccuLogix indicates to AMD or Siegel, from time to time, as being “confidential information”;

(b)
any secret, trade secret or know-how of OccuLogix and any information relating to the business and activities of OccuLogix or the business or activities of any third party with whom OccuLogix is engaged in a business relationship of any kind (including, without limitation, the identity of OccuLogix’s customers), provided that such information is not generally known to the public; and

(c)
without limiting the generality of Section 5.2(b), (i) information relating to inventions, discoveries, improvements, products, product specifications, processes, procedures, machines, apparatus and technical data, regardless of whether any of the foregoing is conceived or developed by AMD, (ii) information relating to present or future plans and projects of OccuLogix and (iii) customer lists, contracts, pricing policies, marketing strategies and other similar information.

5.3    AMD and Siegel hereby agree that they shall not use any Confidential Information, directly or indirectly, except in the performance of their obligations hereunder.

5.4    Upon the termination of this Agreement, AMD shall deliver to OccuLogix all documents and other records, within AMD’s possession and the possession of all physicians who ever provided the Medical Services, that contain or refer to Confidential Information, including, without limitation, paper documents, computer files and software programs (whether complete or in the process of being developed).

6.    INDEMNIFICATION AND INSURANCE

6.1    OccuLogix shall indemnify, defend and hold harmless each of AMD, Siegel and the physicians providing the Medical Services (individually, an “Indemnitee”) from and against any and all actions, suits, proceedings, liabilities and damages (individually, a “Claim”) arising from the provision of the Medical Services or from the negligent acts or omissions of OccuLogix or any of its directors, officers, agents or employees (other than, for greater certainty, Siegel) in connection with this Agreement. AMD and Siegel shall give OccuLogix prompt notice of any claim or suit instituted, of which it or he has knowledge, that, in any way, directly or indirectly, affects or might affect OccuLogix, and OccuLogix shall have the right to participate, at its expense, in the defence of the same; provided, however, that OccuLogix shall not be obligated to indemnify any Indemnitee to the extent that a Claim is judicially determined to be attributable to the gross negligence or wilful malfeasance of an Indemnitee, including, without limitation, such Indemnitee’s failure to comply with any applicable governmental requirements or its or his failure to adhere to the terms of an applicable clinical trial protocol or to carry out OccuLogix’s instructions. Such exception to OccuLogix’s obligation of indemnification shall not apply if said judicial determination provides that such gross negligence occurred as a result of such Indemnitee’s compliance with an applicable clinical trial protocol or OccuLogix’s instructions.

6.2    OccuLogix shall maintain, during the term of this Agreement, general liability insurance or commercial liability insurance (including products liability, contractual liability and clinical testing liability) with reputable and financially secure insurance carriers to cover its clinical trial activities, with minimum limits of U.S.$2,000,000 per occurrence. Such insurance shall name AMD, Siegel and the physicians providing the Medical Services as additional insureds. Such insurance shall be primary coverage and shall be written to cover claims incurred, discovered, manifested or made during and after the expiration of this Agreement.

7.    ASSIGNMENT

This Agreement, and the rights and obligations hereunder, may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

8.    NOTICES

8.1    Any notice to be given by any party hereto to another party hereto under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it. Notice shall be served by sending it by fax to the number set out in Section 8.2, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in Section 8.2 and, in each case, marked for the attention of the relevant party (or as otherwise notified from time to time in accordance with the provisions of this Section 8). Any notice so served by hand, fax or post shall be deemed to have been duly given:

(a)	in the case of delivery by hand, when delivered;

(b)	in the case of fax, at the time of transmission;

(c)	in the case of prepaid recorded delivery, special delivery or registered post, at 10 a.m. on the second business day following the date of posting;

provided that, in each case where delivery by hand or by fax occurs after 5 p.m. on a business day or on a day which is not a business day, service shall be deemed to occur at 9 a.m. on the next following business day.

8.2    The addresses and fax numbers of the parties hereto for the purpose of Section 8.1 are as follows:

OccuLogix

Address:  2600 Skymark Ave., Building 9, Suite 201, Mississauga, Ontario, Canada  L4W 5B2
Fax:      (905) 602-7623
For the attention of: Thomas P. Reeves

AMD and Siegel

Address:  2600 Skymark Ave., Building 9, Suite 201, Mississauga, Ontario, Canada  L4W 5B2
Fax:      (905) 602-7623
For the attention of: Irving J. Siegel

8.3    A party may notify the other party to this Agreement of a change to its or his name, relevant addressee, address or fax number for the purposes of this Section 8.

9.    MEDIATION

9.1    If, at any time during the currency of this Agreement or after the termination hereof, any dispute, difference or question arises, or any failure to agree occurs, among the parties hereto with respect to this Agreement, the parties hereto agree that they will endeavour to settle any such dispute, difference or question, or any such failure to agree, which they are unable to settle through direct negotiations or through negotiations by their solicitors, by mediation before resorting to arbitration as contemplated in Section 10.

9.2    Any party hereto may request mediation, and the parties hereto jointly shall select a mediator within fifteen days of such request. In the event that the parties hereto neglect or refuse to select, or are unable to agree upon, a single mediator, then any party to the dispute may apply to a judge of the Superior Court of Justice in Toronto to appoint such single mediator. The parties to the dispute shall participate in good faith in a mediation and any related negotiations for a period of 60 days following the date of appointment of the mediator in accordance with procedures adopted by the mediator. The parties to the dispute will bear the costs of the mediation equally or as otherwise agreed by them. All conduct, opinions and statements made in the course of the mediation shall be kept confidential. No party to a mediation shall call the mediator as a witness for any purpose in any arbitration or judicial proceeding, nor shall any party seek access to any documents prepared for, or delivered to, the mediator or any notes or records of the mediator in any arbitration or judicial proceeding. Evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its presentation or use in the mediation.

10.    ARBITRATION

10.1    If the parties hereto fail to resolve by mediation any dispute, difference or question with respect to this Agreement, or any failure to agree in connection therewith, they shall refer such matter to a single arbitrator to be appointed by the parties to the dispute within fifteen days of such failure. If the parties to the dispute neglect or refuse to appoint, or are unable to agree upon, an arbitrator, then either party to the dispute may apply to a judge of the Superior Court of Justice in Toronto to appoint such single arbitrator. The arbitrator may grant injunctive or other relief in the arbitration proceeding. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. The parties hereto agree that, notwithstanding any provision of applicable law, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any party. In the event that the prevailing party in any arbitration proceeding is AMD or Siegel, the costs of the arbitration, including administrative expenses and the fees of the arbitrator, counsel and expert witnesses, shall be borne by OccuLogix on a substantial indemnity basis as that term is understood under the Rules of Civil Procedure. In the event that the prevailing party in any arbitration proceeding is OccuLogix, administrative expenses and arbitrator’s fees shall be shared equally by the parties to the dispute and each party to the arbitration shall be responsible for the fees of their respective counsel and expert witnesses. Any arbitration under this Agreement shall be regarded as a reference under, and shall proceed in accordance with, the provisions of the Arbitration Act, 1991 (Ontario), as such act may be amended from time to time.

11.    INTERPRETATION

11.1    Entire Agreement and Waiver. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, undertakings, negotiations and discussions, whether written or oral, that may have taken place among the parties hereto with respect to the subject matter hereof. No supplement, modification or waiver of this Agreement shall be binding unless it is executed in writing by the party hereto to be bound thereby. No waiver of any provision of this Agreement shall constitute, or be deemed to be, a waiver of any other provision of this Agreement, whether or not similar to the provision being waived, nor shall any waiver constitute a continuing waiver, unless otherwise expressly provided.

11.2    Headings. The headings in this Agreement are included solely for convenience of reference and shall not affect the construction or interpretation hereof.

11.3    Number and Gender. In this Agreement, words importing the singular include the plural and vice versa. Words importing the masculine gender include the feminine and neuter genders.

11.4    Governing Law. This Agreement shall by governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

11.5    Invalidity of Provisions. Each of the provisions contained in this Agreement is distinct and severable, and a declaration of invalidity or unenforceability of any provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

11.6    Enurement. This Agreement shall enure to the benefit of, and be binding upon, the parties hereto and their respective heirs, administrators, executors, successors and permitted assigns.

12.    TIME OF ESSENCE

Time is of the essence in this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.
OCCULOGIX, INC.
By:
Thomas P. Reeves President and Chief Operating Officer

AMD MEDICAL SERVICES INC.
By:
Irving J. Siegel President

Signature of Witness	Irving J. Siegel

Name of Witness (please print)